UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2006

ABRAXIS BIOSCIENCE, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-33407	68-0389419
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11777 San Vicente Boulevard, Suite 550, Los Angeles, California	90049-5026
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 310.826.8505

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL AGREEMENT

Employment Agreement with Lisa Gopalakrishnan

On July 31, 2006, we entered into an employment agreement with Lisa Gopalakrishnan (Gopala), who was named as our Executive Vice President Finance and will assume the position of Chief Financial Officer on August 10, 2006. Under the terms of the agreement, Ms. Gopala will receive an annual base salary of $400,000, subject to annual review by our board of directors, and will be eligible to participate in our bonus plan designed for other executive officers. Ms. Gopala’s bonus target will be 50% of her base salary for the first year of employment pro rated for the partial year. In addition, Ms. Gopala received an option to purchase 35,000 shares of our common stock on August 1, 2006 with an exercise price of $20.07, which was the closing price of our common stock on the date the Board of Directors approved the stock grant. This option will vest in four equal annual installments with the first installment vesting on the first anniversary of the grant date. The agreement also provides that Ms. Gopala will receive a signing bonus payment of $100,000 in cash within 30 days of the date of the agreement in lieu of other up front payments such as reimbursement for relocation costs and expenses. If Ms. Gopala voluntarily terminates her employment during her first year of employment, she has agreed to repay the signing bonus.

In the event that Ms. Gopala’s employment is terminated (i) by us without cause, (ii) by her for “Good Reason”, or (iii) within 12 months following a transaction in which the holders of our voting capital stock cease to beneficially own more than 50% of voting capital stock of the company or a successor following such transaction or we sell all or substantially all of our assets, then Ms. Gopala will receive (in addition to her salary up to the termination date and post-termination benefits under company benefit plans) continuation of salary based on her then-current base salary and a bonus (if applicable) paid in monthly installments calculated based on prior bonuses paid, for an eighteen month period after such termination (the “Severance Period”). In addition, Ms. Gopala’s stock option for the purchase of 35,000 shares of common stock would accelerate up to the end of the Severance Period. In the event Ms. Gopala receives severance payments she has agreed to not compete with us during the Severance Period.

Base Salary for Dr. Soon-Shiong

On August 1, 2006, the compensation committee of our Board of Directors approved an increase of the base salary for Dr. Patrick Soon-Shiong, our Chairman and Chief Executive Officer, to $830,000 per year and set his bonus target for 2006 at 85% of his base salary. Dr. Soon-Shiong’s salary may be changed at any time at the discretion of the Board.

Aircraft Purchase and Sale Agreement

On August 1, 2006, our board ratified the purchase of a Gulfstream G550 aircraft for a purchase price of $46.5 million, the closing of which is subject to certain conditions related to the title and condition of the aircraft. Dr. Soon-Shiong entered into the aircraft purchase and sale agreement on June 23, 2006, which agreement was subsequently assigned to the company.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICER; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Our Board appointed Lisa Gopalakrishnan (“Gopala”) as our Chief Financial Officer effective August 10, 2006. In 2005, Ms. Gopala served as executive vice president and chief financial officer of Intermix Media, Inc., where she was responsible for the corporation’s finance functions and managed the process of global compliance with the Sarbanes-Oxley regulations. She also provided financial leadership during the acquisition of Intermix by Fox Interactive Media, Inc., a wholly-owned subsidiary of News Corporation. Prior to this position, Ms. Gopala was the vice president and corporate controller for Ticketmaster, an IAC subsidiary. At Ticketmaster, Ms. Gopala was responsible for key financial functions, both domestic and international, including day-to-day financial activities, SEC reporting, compliance requirements, and the implementation of SAP. She was also involved in managing growth initiatives internationally in the United Kingdom, Ireland, Netherlands, Sweden, Norway, Denmark, Finland and Australia for Ticketmaster. Ms. Gopala is a certified public accountant and holds a Bachelor of Science degree in business administration from Babson College.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Ms. Gopala and any of our directors or executive officers.

On August 1, 2006, Ronald Pauli, our interim chief financial officer, resigned from his positions with the company effective August 18, 2006.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description

10.28	Employment Agreement dated July 31, 2006 between Registrant and Lisa Gopalakrishnan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXIS BIOSCIENCE, INC.

By:	/s/ Richard Maroun
Richard Maroun
Chief Administrative Officer Date: August 7, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.28	Employment Agreement dated July 31, 2006 between Registrant and Lisa Gopalakrishnan